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                                                                   EXHIBIT 10.42

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "AGREEMENT"), dated as of April 3, 2003 (the "EFFECTIVE DATE"), is made and entered into by and among Michael O. Johnson ("EXECUTIVE"), HERBALIFE INTERNATIONAL, INC., a Nevada corporation ("PARENT"), and HERBALIFE INTERNATIONAL OF AMERICA, INC., a California corporation ("OPERATING COMPANY") (collectively, Parent and Operating Company are referred to herein as the "COMPANY").

                                    RECITALS

         A. The Company is engaged primarily in the distribution of weight management, nutritional and personal care products through a "multi-level" marketing system.

         B. The Company desires to be assured of the services of Executive by employing Executive in the capacity and on the terms set forth below.

         C. Executive desires to commit himself to serve the Company on the terms herein provided.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. Employment Period. The Company shall employ Executive and Executive shall continue in the employ of the Company for the period commencing on the Effective Date and ending as provided in Section 4 hereof (the "TERM"). Except for any covenants or agreements contained herein which by their terms are to be performed or observed following the termination of the Term, upon the termination of the Term, this Agreement and all of its provisions shall terminate and shall cease to have any force or effect.

2.       Duties.

         (a) During the Term, Executive shall serve as the Chief Executive Officer of the Company, with all of the authority, duties and responsibilities commensurate with such position and such other duties commensurate with his position as are assigned to Executive from time to time by the Board of Directors of Parent (the "BOARD"). During the Term, Executive shall report to the Board. With respect to all elections of directors to the Board during the Term, Parent shall nominate, and use its best efforts to elect, Executive to serve as a member of both the Board and as a non-voting member of the Executive Committee of the Board. Executive will work principally in the Los Angeles, California offices of the Company, but will also conduct such business travel as is reasonably required to fulfill his duties hereunder.

         (b) During the Term, Executive shall devote substantially all his working time, attention, skill and efforts to the business and affairs of the Company, and shall

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                  not commence employment with or serve as a consultant to, any other company; provided, however, the foregoing shall not preclude Executive from devoting a reasonable amount of time to managing Executive's investments and personal affairs and to charitable and civic activities (including serving on the boards of directors of not-for-profit organizations) and, with the consent of the Executive Committee of the Board and so long as such activities do not materially interfere with Executive's performance of his duties hereunder, serving on the boards of directors of for-profit entities.

3.       Compensation and Related Matters.

         (a) Salary. During the Term, Executive shall receive a salary at the per annum rate of Eight Hundred Fifty Thousand Dollars ($850,000), payable semi-monthly or otherwise in accordance with the Company's payroll practices for senior executives. Executive's annual base salary shall be subject to review from time to time for possible increases by the Board. Executive's base salary may be increased (but not decreased) and, as increased from time to time, shall be referred to as the "BASE SALARY."

         (b) Expenses. The Company shall reimburse Executive for all reasonable travel and other reasonable out-of-pocket business expenses (including all such expenses related to Executive's maintenance of his home office, including all such expenses related to the procurement and/or maintenance of a personal computer, internet connection, fax and telephone (including wireless) service) incurred by Executive in the performance of his duties under this Agreement upon evidence of payment and otherwise in accordance with the Company's policies and procedures in effect from time to time. In addition, the Company will pay all reasonable out-of-pocket attorneys' fees and financial representation costs incurred by Executive in connection with the evaluation and negotiation of this Agreement in an amount not to exceed $50,000.

         (c) Employee Benefits. During the Term, Executive shall be entitled to participate in or receive benefits under each benefit plan or arrangement made available by the Company to its senior executives (including, without limitation, those relating to group medical, dental, vision, long-term disability and life insurance) on terms no less favorable in the aggregate than those applicable to any other senior executive of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and subject to the Company's right to modify, amend or terminate any such plan or arrangement.

         (d) Life Insurance. During the Term, the Company will pay all premiums for a ten-year fixed premium term life insurance policy on Executive's life in the amount of $10 million issued by an insurance carrier reasonably acceptable to Executive, so long as and to the extent that Executive is insurable. Executive shall have the right to designate both the owner and the beneficiary of such term life insurance

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                  policy. Executive agrees to undergo any and all reasonable physical examinations that are necessary for the issuance and/or renewal of said term life insurance policy. After the expiration of the Term, so long as permitted by such insurance policy terms, Executive may elect to continue coverage under such policy at his own cost.

         (e) Bonus. In addition to the Base Salary, Executive will have the opportunity to earn an annual target bonus in such amounts, and based upon such targets, established annually by the Board. The annual target bonus amounts and the target determination procedures are set forth on Annex A attached hereto. Any bonus earned during the Term will be deemed to have been earned as of the last day of the relevant calendar year, but will be paid following the completion of the relevant calendar year at such time bonuses are paid to the Company's other senior executives.

         (f) Vacation. Executive shall be entitled to five (5) weeks paid vacation during each year of the Term. Unused vacation in any year shall carry over to subsequent years without limitation, unless otherwise provided in a vacation pay policy that is generally applicable to the senior executives of the Company.

         (g) Deductions and Withholdings. All amounts payable or which become payable hereunder shall be subject to all deductions and withholdings required by law.

4. Termination. Executive's services for the Company and the Term of this Agreement may be terminated under the following circumstances:

         (a) Death. Executive's services hereunder shall terminate upon his death. In the case of Executive's death, the Company shall pay (in accordance with Section 4(h) hereof) to Executive's beneficiaries or estate, as appropriate, (i) his then current accrued and unpaid Base Salary through his date of death as well as 100% of any accrued and unpaid bonus for any years preceding the year of termination (it being expressly agreed that Executive shall have no rights to receive a bonus in respect of the year in which his death occurs), and (ii) other benefits and payments to which Executive is then entitled hereunder or pursuant to Section 4(k).

         (b) Disability. If a Disability (as defined below) of Executive occurs during the Term, the Board may give Executive written notice of its intention to terminate his employment while Executive continues to be subject to such Disability. In such event, Executive's services with the Company shall terminate as of the date specified in such notice. In the case of a termination as a result of a Disability, the Company shall pay (in accordance with Section 4(h) hereof) to Executive (i) his then current accrued and unpaid Base Salary through the effective date of his termination as well as 100% of any accrued and unpaid bonus for any years preceding the year of termination (it being expressly agreed that Executive shall

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                  have no rights to receive a bonus in respect of the year in which termination occurs), and (ii) other benefits and payments to which Executive is then entitled hereunder or pursuant to Section 4(k). For the purpose of this Section 4(b), "DISABILITY" shall mean Executive's inability to perform his duties for the Company on a full-time basis for 180 days (whether or not consecutive) in any twelve (12) month period. During any period of time in which Executive is prevented from performing his duties for the Company as a result of any physical or mental incapacitation, but prior to termination of the Term on account of Executive's Disability, Executive shall receive his full compensation hereunder as if actively at work.

         (c) Termination by the Company for Cause. The Board may terminate Executive's services hereunder for Cause (as defined below) at any time upon written notice to Executive. In such event, Executive's services shall terminate as of the date specified in such notice. In the case of Executive's termination for Cause, the Company shall pay (in accordance with Section 4(h) hereof) to Executive (i) his then current accrued and unpaid Base Salary through the effective date of his termination as well as 100% of any accrued and unpaid bonus for any years preceding the year of termination (it being expressly agreed that Executive shall have no rights to receive a bonus in respect of the year in which termination occurs) and (ii) other benefits and payments to which Executive is then entitled hereunder or pursuant to Section 4(k). For purposes of this Agreement, the Board shall have "CAUSE" to terminate Executive's services hereunder in the event of any of the following acts or circumstances: (i) Executive's conviction of a felony or entering a plea of guilty or nolo contendere to any crime constituting a felony (other than a traffic violation or by reason of vicarious liability); (ii) Executive's substantial and repeated failure to attempt to perform Executive's lawful duties as contemplated in Section 2 of this Agreement, except during periods of physical or mental incapacity; (iii) Executive's gross negligence or willful misconduct with respect to any material aspect of the business of the Company or any of its affiliates, which negligence or misconduct has a material and demonstrable adverse effect on the Company; or (iv) any material breach of this Agreement or any material breach of any other written agreement between Executive and the Company's affiliates governing Executive's equity compensation arrangements (i.e., any agreement with respect to Executive's stock and/or stock options of any of the Company's affiliates); provided, however, that Executive shall not be deemed to have been terminated for Cause in the case of clause (iv) above, unless any such breach is not fully corrected prior to the expiration of the fifteen (15) calendar day period following delivery to Executive of the Company's written notice of its intention to terminate his employment for Cause describing the basis therefor in reasonable detail.

         (d) Termination by Executive for Good Reason. Executive may terminate his services hereunder for Good Reason (as defined below); provided that Executive first gives the Company a written notice of his intent to terminate for Good

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                  Reason at least thirty (30) calendar days prior to the
                  effective date of any such termination, and, if Executive has Good Reason to terminate his services hereunder, Executive's services shall terminate upon such 30th calendar date. In the event Executive terminates his employment for Good Reason, the Company shall pay to Executive (i) in accordance with Section 4(h) hereof, his then current accrued and unpaid Base Salary through the effective date of his termination as well as 100% of any accrued and unpaid bonus for any years preceding the year of termination (it being expressly agreed that except as hereinafter provided, Executive shall have no rights to receive a bonus in respect of the year in which termination occurs), (ii) in 24 equal monthly installments (with the last such installment to occur on the second anniversary of such termination), an additional amount equal to two years' of Base Salary and Executive's bonus for the year of termination (it being agreed that Executive's bonus for the year of termination to be paid under this Section 4(d) shall be deemed to be equal to two years' of Base Salary), and (iii) other benefits and payments to which Executive is then entitled hereunder or pursuant to Section 4(k). "GOOD REASON" shall mean, without the Executive's consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected prior to the expiration of the fifteen (15) calendar day period following delivery to the Company of Executive's notice of intention to terminate his employment for Good Reason describing such circumstances in reasonable detail: (A) an adverse change in Executive's title as CEO of the Company, Executive's involuntary removal from the Board or as a non-voting member of the Executive Committee of the Board, or failure of Executive to be elected to the Board or as a non-voting member of the Executive Committee of the Board at any time during the Term; (B) a substantial diminution in Executive's duties, responsibilities or authority for the Company, taken as a whole (except during periods when Executive is unable to perform all or substantially all of Executive's duties or responsibilities as a result of Executive's illness (either physical or mental) or other incapacity); (C) a change in location of the Company's chief executive office to a location more than 50 miles from its current location; or (D) any other material breach of this Agreement. Executive shall be deemed to have waived his rights to terminate his services hereunder for circumstances constituting Good Reason if he shall not have provided to the Company a notice of termination within sixty (60) calendar days immediately following his knowledge of the circumstances constituting Good Reason.

         (e) Termination by Executive Without Good Reason. Executive may terminate his employment hereunder without Good Reason; provided that Executive first gives the Company a written notice of termination at least fifteen (15) calendar days prior to the effective date of any such termination. In the event Executive terminates his employment without Good Reason, the Company shall pay to Executive (in accordance with Section 4(h) hereof) (i) his current accrued and unpaid Base Salary through the effective date of his termination as well as 100% of any accrued and unpaid bonus for any year preceding the year of termination (it

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                  being expressly agreed that Executive shall have no rights to receive a bonus in respect of the year in which termination occurs) and (ii) other benefits and payments to which Executive is then entitled hereunder or pursuant to Section 4(k).

         (f) Termination by the Company Without Cause. The Board may terminate Executive's services hereunder without Cause at any time upon written notice to Executive. In such event, Executive's services shall terminate as of the date specified in such notice. In the event Executive's services hereunder are terminated by the Company without Cause, the Company shall pay (in accordance with Section 4(h) hereof) to Executive (i) his then current accrued and unpaid Base Salary through the effective date of his termination as well as 100% of any accrued and unpaid bonus for any years preceding the year of termination (it being expressly agreed that except as hereinafter provided, Executive shall have no rights to receive a bonus in respect of the year in which termination occurs), (ii) an additional amount equal to two years' of Base Salary and Executive's bonus for the year of termination (it being agreed that Executive's bonus for the year of termination to be paid under this Section 4(f) shall be deemed to be equal to two years' of Base Salary), and (iii) other benefits and payments to which Executive is then entitled hereunder or pursuant to Section 4(k).

         (g) Termination in Connection with Certain Organic Transactions. If (i) any transaction described in clause (w) or (x) of the definition of "Organic Transaction" (as such term is defined in the Company's Articles of Association as of the date hereof) (such transaction a "Sale Event") is consummated pursuant to which Executive's stock options granted pursuant to the Stock Option Agreement are treated in accordance with clause (i) or (iii) of the first sentence of Section 7(b) of the Stock Option Agreement, and (ii) either (x) during the period beginning 90 days prior thereto and ending 90 days thereafter, Executive's employment terminates pursuant to
                  Section 4(d) or Section 4(f) hereof and he retains stock options granted pursuant to the Stock Option Agreement, or (y) Executive delivers a written notice of resignation to the Company concurrent with the consummation of, or during the 90 day period immediately following, such Sale event, then the Company shall pay (in accordance with Section 4(h) hereof) to Executive (A) his then current accrued and unpaid Base Salary through the effective date of his termination as well as 100% of any accrued and unpaid bonus for any years preceding the year of termination (it being expressly agreed that Executive shall have no rights to receive a bonus in respect of the year in which termination occurs), (B) an additional amount equal to the product of (x) one year of Base Salary multiplied by
                  (y) the total number of Out-of-the-Money Tranches (as defined below), and (C) other benefits and payments to which Executive is then entitled hereunder or pursuant to Section 4(k). For purposes of this Section 4(g), an "Out-of-the-Money Tranche" shall be any one of the five tranches included in the stock option granted to Executive as of the Effective Date pursuant to the Stock Option Agreement which do not result in any proceeds paid

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                  or payable to Executive in connection with such Sale Event.
                  "Stock Option Agreement" means that certain Non-Statutory Stock Option Agreement between WH Holdings (Cayman Islands) Ltd. and Executive of even date herewith. The severance benefit set forth in this Section 4(g) shall be in addition to the severance benefit set forth in Section 4(d) or Section 4(f) hereof, as applicable, if such severance benefit would be payable to Executive in accordance with the terms of Section 4(d) or Section 4(f) hereof.

         (h) Payments to Executive; No Duty to Mitigate. Any amounts payable to Executive upon his termination of employment under this Section 4 shall be paid at such times as such amounts would have otherwise been payable to Executive had Executive's employment not been terminated. Executive shall have no duty to seek to mitigate the above severance benefits set forth in this Section 4, and any compensation derived by Executive from alternative employment or otherwise shall not reduce the Company's obligations hereunder.

         (i) Resignation of Offices. Promptly following any termination of Executive's employment with the Company (other than by reason of Executive's death), Executive shall promptly deliver to the Company reasonably satisfactory written evidence of Executive's resignation as a member of the board of directors, any committee thereof and/or any office (e.g., office of Chief Executive Officer) with the Company or any of its affiliates. The Company shall be entitled to withhold payment of any amounts otherwise due pursuant to this Section 4 until Executive has complied with the provisions of this Section 4(i).

         (j) Release. As a precondition to the Company's obligations to make any of the payments specified in Sections 4(d), 4(f) or 4(g) of this Agreement, Executive or his guardian, estate or heirs, as appropriate, shall execute and deliver to the Company a fully effective (i.e., there shall be no further unsatisfied conditions to the effectiveness thereof) general release in the form attached hereto as Annex B.

         (k) Employee Benefit Plan Rights. Following any termination of Executive's employment with the Company, any rights that may exist in Executive's favor to payment of any amount under any employee benefit plan or arrangement of the Company other than those set forth in this Agreement shall be made in accordance with the terms and conditions of any such employee benefit plan or arrangement.

5.       Confidential and Proprietary Information.

         (a) The parties agree and acknowledge that during the course of Executive's employment, Executive will be given and will have access to and be exposed to trade secrets and confidential information in written, oral, electronic and other forms regarding the Company and its affiliates (which includes but is not limited to all of its business units, divisions and affiliates) and their business, equipment,

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                  products and employees, including, without limitation: the identities of the Company's and its affiliates' distributors and customers and potential distributors and customers (hereinafter referred to collectively as "DISTRIBUTORS"), including, without limitation, the identity of Distributors that Executive cultivates or maintains while providing services at the Company or any of its affiliates using the Company's or any of its affiliates' products, name and infrastructure, and the identities of contact persons with respect to those Distributors; the particular preferences, likes, dislikes and needs of those Distributors and contact persons with respect to product types, pricing, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques; the Company's and its affiliates' business methods, practices, strategies, forecasts, pricing, and marketing techniques; the identities of the Company's and its affiliates' licensors, vendors and other suppliers and the identities of the Company's and its affiliates' contact persons at such licensors, vendors and other suppliers; the identities of the Company's and its affiliates' key sales representatives and personnel and other employees; advertising and sales materials; research, computer software and related materials; and other facts and financial and other business information concerning or relating to the Company or any of its affiliates and their business, operations, financial condition, results of operations and prospects. Executive expressly agrees to use such trade secrets and confidential information only for purposes of carrying out his duties for the Company and its affiliates as he deems appropriate in his good faith judgment, and not for any other purpose, including, without limitation, not in any way or for any purpose detrimental to the Company or any of its affiliates. Executive shall not at any time, either during the course of his employment hereunder or after the termination of such employment, use for himself or others, directly or indirectly, any such trade secrets or confidential information, and, except as required by law, Executive shall not disclose such trade secrets or confidential information, directly or indirectly, to any other person or entity. Trade secret and confidential information hereunder shall not include any information which (i) is already in or subsequently enters the public domain, other than as a result of any direct or indirect disclosure by Executive, (ii) becomes available to Executive on a non-confidential basis from a source other than the Company or any of its affiliates, provided that Executive has no knowledge that such source is subject to a confidentiality agreement or other obligation of secrecy or confidentiality (whether pursuant to a contract, legal or fiduciary obligation or duty or otherwise) to the Company or any of its affiliates or any other person or entity or (iii) is approved for release by the board of directors of the Company or any of its affiliates or which the board of directors of the Company or any of its affiliates makes available to third parties without an obligation of confidentiality.

         (b) All physical property and all notes, memoranda, files, records, writings, documents and other materials of any and every nature, written or electronic, which Executive shall prepare or receive in the course of his employment with the

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                  Company and which relate to or are useful in any manner to the business now or hereafter conducted by the Company or any of its affiliates are and shall remain the sole and exclusive property of the Company and its affiliates, as applicable. Executive shall not remove from the Company's premises any such physical property, the original or any reproduction of any such materials nor the information contained therein except for the purposes of carrying out his duties to the Company or any of its affiliates and all such property (except for any items of personal property not owned by the Company or any of its affiliates), materials and information in his possession or under his custody or control upon the termination of his employment (other than such materials received by Executive solely in his capacity as a shareholder) shall be immediately turned over to the Company and its affiliates, as applicable.

         (c) All inventions, improvements, trade secrets, reports, manuals, computer programs, tapes and other ideas and materials developed or invented by Executive during the period of his employment, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company or any of its affiliates which result from or are suggested by any work Executive may do for the Company or any of its affiliates or which result from use of the Company's or any of its affiliates' premises or property (collectively, the "DEVELOPMENTS") shall be the sole and exclusive property the Company and its affiliates, as applicable. Executive assigns and transfers to the Company his entire right and interest in any such Development, and Executive shall execute and deliver any and all documents and shall do and perform any and all other acts and things necessary or desirable in connection therewith that the Company or any of its affiliates may reasonably request, it being agreed that the preparation of any such documents shall be at the Company's expense.

         (d) Following the termination of the Term, Executive will reasonably cooperate with the Company (at the Company's expense, if Executive reasonably incurs any out-of-pocket costs with respect thereto) in any defense of any legal, administrative or other action in which the Company or any of its affiliates or any of their distributors or other business relations are a party or are otherwise involved, so long as any such matter was related to Executive's duties and activities conducted on behalf of the Company or its Subsidiaries.

         (e) The provisions of this Section 5 and Section 6 shall survive any termination of this Agreement and termination of Executive's employment with the Company.

6.       Non-Solicitation.

         (a) Executive acknowledges that in the course of his employment for the Company he will become familiar with the Company's and its affiliates' trade secrets and other confidential information concerning the Company and its affiliates. Accordingly, Executive agrees that, during the Term and for a period of twenty-four (24)

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                  months immediately thereafter (the "NONSOLICITATION PERIOD"), he will not directly or indirectly through another entity (i) induce or attempt to induce any employee or Distributor of the Company or any of its affiliates to leave the employment of, or cease to maintain its distributor relationship with, the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate and any employee or Distributor thereof, (ii) hire any person who was an employee of the Company or any of its affiliates at any time during the Nonsolicitation Period or enter into a distributor relationship with any person or entity who was a Distributor of the Company or any of its affiliates at any time during the Nonsolicitation Period, (iii) induce or attempt to induce any Distributor, supplier, licensor, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between such Distributor, supplier, licensor, licensee or business relation and the Company or any of its affiliates or
                  (iv) use any trade secrets or other confidential information of the Company or any of its affiliates to directly or indirectly participate in any means or manner in any Competitive Business, wherever located. "COMPETITIVE BUSINESS" means the development, marketing, distribution or sale of weight management products, nutritional supplements or personal care products through multi-level marketing or other direct selling channels. "PARTICIPATE" includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner, distributor or otherwise; provided that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange and which is not primarily engaged in a Competitive Business.

         (b) Except as otherwise provided in Section 2(b), as long as Executive is employed by the Company, Executive agrees that he will not, except with the express written consent of the Board, become engaged in, render services for, or permit his name to be used in connection with any business other than the business of the Company and its affiliates.

         (c) Executive has agreed to be bound by the covenants contained in this Section 6 for the purpose of preserving for the Company's and its affiliates' benefit the goodwill, confidential and proprietary information and going concern value of the Company and its affiliates and their respective business opportunities, and to protect the value of the capital stock of the Company acquired by WH Holdings (Cayman Islands) Ltd. pursuant to that certain Agreement and Plan of Merger dated April 10, 2002, by and among WH Holdings (Cayman Islands) Ltd., Parent and WH Acquisition Corp. WH Holdings (Cayman Islands) Ltd. and each of its

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                  affiliates are intended third party beneficiaries of the
                  provisions of Sections 5 and 6 of this Agreement.

7. Injunctive Relief. Executive and the Company (a) intend that the provisions of Sections 5 and 6 be and become valid and enforceable, (b) acknowledge and agree that the provisions of Sections 5 and 6 are reasonable and necessary to protect the legitimate interests of the business of the Company and its affiliates and (c) agree that any violation of Section 5 or 6 will result in irreparable injury to the Company and its affiliates, the exact amount of which will be difficult to ascertain and the remedies at law for which will not be reasonable or adequate compensation to the Company and its affiliates for such a violation. Accordingly, Executive agrees that if Executive violates or threatens to violate the provisions of Section 5 or 6, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages. In addition, in the event of a violation or threatened violation by Executive of Section 5 or 6 of this Agreement, the Nonsolicitation Period will be tolled until such violation or threatened violation has been duly cured. If, at the time of enforcement of Sections 5 or 6 of this Agreement, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

8. Assignment; Successors and Assigns. Executive agrees that he shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, any rights or obligations under this Agreement, nor shall Executive's rights hereunder be subject to encumbrance of the claims of creditors. This Agreement may be assigned by the Company without the consent of Executive to (a) any entity succeeding to all or substantially all of the assets or business of the Company, whether by merger, consolidation, acquisition or otherwise (upon which entity the Agreement shall be binding), or (b) any affiliate; provided, however, that in neither case shall the Company be released from its obligations hereunder, nor shall any assignment to an affiliate lessen the Executive's rights with respect to his position, duties, responsibilities or authority with respect to the Company. In the case of an assignment other than by operation of law, the Company shall promptly deliver to Executive a written assumption of the Agreement and the obligations hereunder by such entity. Any purported assignment, transfer, delegation, disposition or encumbrance in violation of this Section 8 shall be null and void and of no force or effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and, except as expressly provided herein, no other person or entity shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise. Notwithstanding the foregoing, in the event of Executive's death, his beneficiaries or estate, as appropriate, shall be entitled to all amounts Executive would have otherwise received hereunder. In the event the Company transfers all or any substantial portion (i.e., more than 50% of the fair market value thereof, as determined by the Board in good faith) of its assets to any of its affiliates, the Company shall cause such affiliate to sign a counterpart copy of this Agreement as a primary obligor hereunder, it being agreed that no such assignment shall release the Company from any of its obligations hereunder.

9. Governing Law; Jurisdiction and Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California without regard to the conflicts of law principles thereof. Suit to enforce this Agreement or any provision or portion thereof may be brought in the federal or state courts located in Los Angeles, California.

10. Severability of Provisions. In the event that any provision or any portion thereof should ever be adjudicated by a court of competent jurisdiction to exceed the time or other limitations permitted by applicable law, as determined by such court in such action, then such provisions shall be deemed reformed to the maximum time or other limitations permitted by applicable law, the parties hereby acknowledging their desire that in such event such action be taken. In addition to the above, the provisions of this Agreement are severable, and the invalidity or unenforceability of any provision or provisions of this Agreement or portions thereof shall not affect the validity or enforceability of any other provision, or portion of this Agreement, which shall remain in full force and effect as if executed with the unenforceable or invalid provision or portion thereof eliminated. Notwithstanding the foregoing, the parties hereto affirmatively represent, acknowledge and agree that it is their intention that this Agreement and each of its provisions are enforceable in accordance with their terms and expressly agree not to challenge the validity or enforceability of this Agreement or any of its provisions, or portions or aspects thereof, in the future. The parties hereto are expressly relying upon this representation, acknowledgement and agreement in determining to enter into this Agreement.

11. Warranty. As an inducement to the Company to enter into this Agreement, Executive represents and warrants that he is not a party to any other agreement or obligation for personal services, and that there exists no impediment or restraint, contractual or otherwise, on his power, right or ability to enter into this Agreement and to perform his duties and obligations hereunder. As an inducement to Executive to enter into this Agreement, the Company represents and warrants that the person signing this Agreement for the Company has been duly authorized to do so by all necessary corporate action and has the corporate power and authority to execute this Agreement on the Company's behalf. The execution and delivery of this Agreement and the consummation of the transactions contemplated have been duly and effectively authorized by all necessary corporate action of the Company.

12. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent to:

         (a)      If to the Company:

                  Herbalife International, Inc.
                  Herbalife International of America, Inc.
                  1800 Century Park East
                  Los Angeles, California 90067
                  Attention: Members of the Compensation Committee of the Board of Directors
                  Telecopy: (310) 557-3906

         (b)      with a copy to:

                  Herbalife International, Inc.
                  Herbalife International of America, Inc.
                  1800 Century Park East
                  Los Angeles, California 90067
                  Attention: General Counsel
                  Telecopy: (310) 557-3906

         (c)      if to Executive, to:

                  his home address on record with the Company

         (d)      with a copy to:

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, NY 10036
                  Telecopy: (212) 969-2900
                  Attention: Michael S. Sirkin, Esq.

         or to such other place and with other copies as either party may designate as to itself or himself by written notice to the others.

13. Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

14. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together shall constitute one and the same Agreement.

15. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and this Agreement supersedes (and may not be contradicted by, modified or supplemented by) any prior or contemporaneous agreement, written or oral, with respect thereto. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

16. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Board and signed by Executive and a member of the Board other than Executive. As an exception to the foregoing, the parties acknowledge and agree that the Company shall have the right, in its sole discretion, to reduce the scope of any covenant or obligation of Executive set forth in Sections 5 or 6 of this Agreement or any portion thereof, effective immediately upon receipt by Executive of written notice thereof from the Company. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

17. Representation of Counsel; Mutual Negotiation. Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm's-length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to any party.

18. Indemnification. The Company hereby covenants and agrees to indemnify Executive and hold him harmless to the fullest extent permitted by applicable laws and under the By-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, losses, damages and reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorney's fees and expenses) resulting from Executive's good faith performance of his duties and obligations with the Company or any of its affiliates or as the fiduciary of any benefit plan of the Company or its affiliates. To the extent permitted by applicable laws, the Company, within 30 days of presentation of invoices, shall reimburse Executive for all reasonable out-of-pocket legal fees and disbursements reasonably incurred by Executive in connection with any such indemnifiable matter; provided, however, that Executive shall consult with the Company prior to selecting his counsel and shall obtain the Company's approval, which approval shall not be unreasonably withheld, of such counsel. In addition, the Company shall cover Executive under its directors and officers liability insurance policy both during the term of this Agreement and during the six-year period thereafter in the same amount and to the same extent, if any, as the Company covers its other officers and directors during any such period of time.

19. Arbitration. Except in any instance where equitable relief is specifically authorized hereunder, any dispute arising under or in connection with this Agreement shall be resolved by binding arbitration conducted before one (1) arbitrator sitting in Los Angeles, California or such other location agreed by the parties hereto, in accordance with the rules and regulations of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. At the discretion of the arbitrator, the prevailing party in such arbitration may be ordered to pay the reasonable out-of-pocket costs and legal fees and disbursements incurred by the non-prevailing party in such arbitration and preparation therefor, provided that such costs do not exceed $100,000.

20. Joint and Several Liability. Each of Parent and the Operating Company shall be jointly and severally liable for the obligations of the other under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                        EXECUTIVE

                                        By: /s/ MICHAEL O. JOHNSON
                                            ----------------------
                                            Michael O. Johnson

                                        HERBALIFE INTERNATIONAL, INC.

                                        By: /s/ BRIAN L. KANE
                                            -----------------

                                        Name: Brian L. Kane

                                        Title: Co-President

                                        HERBALIFE INTERNATIONAL OF AMERICA, INC.

                                        By: /s/ BRIAN L. KANE
                                            -----------------

                                        Name: Brian L. Kane

                                        Title: Co-President

                                                                         ANNEX A

                     BONUS TARGETS AND TARGET BONUS AMOUNTS

DECEMBER 31, 2003:

For the year ended December 31, 2003, Executive shall be entitled to a bonus in an amount equal to the greater of (i) $850,000 and (ii) an amount equal to the 2003 EBITDA Bonus. The 2003 EBITDA Bonus shall be equal to (A) if 2003 EBITDA is greater than or equal to 114.6% of the 2003 Plan EBITDA, $1,700,000; (B) if 2003 EBITDA is greater than or equal to 107.3% and less than 114.6% of 2003 Plan EBITDA, $1,487,500; (C) if 2003 EBITDA is greater than or equal to 100% and less than 107.3% of 2003 Plan EBITDA, $1,275,000; (D) if 2003 EBITDA is greater than or equal to 95% and less than 100% of 2003 Plan EBITDA, $956,250; (E) if 2003 EBITDA is greater than or equal to 90% and less than 95% of 2003 Plan EBITDA, $637,500; (F) if 2003 EBITDA is greater than or equal to 85% and less than 90% of 2003 Plan EBITDA, $478,550; (G) if 2003 EBITDA is greater than or equal to 80% and less than 85% of 2003 Plan EBITDA, $318,750; and (H) if 2003 EBITDA is less than 80% of 2003 Plan EBITDA, $0.

Executive's 2003 bonus shall not be prorated as a result of Executive's employment for less than 12 months during calendar 2003.

For purposes of computing EBITDA, such amount includes the impact of the management bonus plan, and excludes all equity sponsor monitoring fees and expenses.

2004 AND BEYOND:

For the year ended December 31, 2004 and each subsequent year during the Term, Executive shall be entitled to a bonus, if earned, in an amount equal to the sum of (i) the EBITDA Bonus, if any and (ii) the Alternative Performance Bonus (as set forth on the table below), if any. Executive shall have earned a bonus based upon the achievement by WH Intermediate Holdings Ltd. and each of its consolidated subsidiaries of EBITDA and the actual performance in the Alternative Performance Target(s) (as defined below), as determined based on the audited financial statements for the relevant year, in the percentages set forth in the table on the following page. "Alternative Performance Target(s)" means one or more alternative metrics (i.e., other than EBITDA) set annually by the Board (such as growth in net sales, for example) after consultation with Executive, and determined by reference to the Board-approved Plan (the "Plan") for the relevant year. The Board shall deliver written notice to Executive of the Alternative Performance Target(s) no later than January 31st of the relevant calendar year.

-------------------------------------------------------------------------------------------------------------------
                                   ...Executive shall be         If the Company              ...Executive shall be
                                     awarded an EBITDA            achieves this                   awarded an
      If the Company                 Bonus equal to the         percentage of the                Alternative
      achieves this                     product of                 Alternative                 Performance Bonus
      percentage of                  Executive's Base         Performance Target as           equal to the product
   EBITDA as set forth               Salary and this              determined by               of Executive's Base
      in the Plan...                     factor:             reference to the Plan...       Salary and this factor:
-------------------------------------------------------------------------------------------------------------------
Greater than or equal to                    1.5            Greater than or equal to                    0.5
114.6%                                                     114.6%

-------------------------------------------------------------------------------------------------------------------
Greater than or equal to                 1.3125            Greater than or equal to                 0.4375
107.3% and less than 114.6%                                107.3% and less than 114.6%

-------------------------------------------------------------------------------------------------------------------
Greater than or equal to 100%             1.125            Greater than or equal to                  0.375
and less than 107.3%                                       100% and less than 107.3%

-------------------------------------------------------------------------------------------------------------------
Greater than or equal to 95%            0.84375            Greater than or equal to 95%            0.28125
and less than 100%                                         and less than 100%

-------------------------------------------------------------------------------------------------------------------
Greater than or equal to 90%             0.5625            Greater than or equal to 90%             0.1875
and less than 95%                                          and less than 95%

-------------------------------------------------------------------------------------------------------------------
Greater than or equal to 85%            0.42225            Greater than or equal to 85%            0.14075
and less than 90%                                          and less than 90%

-------------------------------------------------------------------------------------------------------------------
Greater than or equal to 80%            0.28125            Greater than or equal to 80%            0.09375
and less than 85%                                          and less than 85%

-------------------------------------------------------------------------------------------------------------------
Less than 80%                                 0            Less than 80%                                 0

-------------------------------------------------------------------------------------------------------------------

Notwithstanding any provision in this Agreement to the contrary, (a) in no event shall the bonus earned by Executive for any calendar year (including 2003) be greater than 200% of Executive's Base Salary, and (b) seventy-five percent (75%) of the Executive's overall annual bonus potential shall be attributable to the EBITDA Bonus, and twenty-five percent (25%) of the Executive's overall annual bonus potential shall be attributable to the Alternative Performance Bonus.

                                                                         ANNEX B

                          AGREEMENT AND GENERAL RELEASE

                  Agreement and General Release ("AGREEMENT"), by and among Michael O. Johnson ("EXECUTIVE" and referred to herein as "you"), HERBALIFE INTERNATIONAL, INC., a Nevada corporation ("PARENT"), and HERBALIFE INTERNATIONAL OF AMERICA, INC., a California corporation ("OPERATING COMPANY") (collectively, Parent and Operating Company are referred to herein as the "COMPANY").

         1. In exchange for your waiver of claims against the Company Entities (as defined below) and compliance with other terms and conditions of this Agreement, upon the effectiveness of this Agreement, the Company agrees to provide you with the payments and benefits provided in Section 4 of your employment agreement with the Company, dated ___________, 2003 (the "EMPLOYMENT AGREEMENT") in accordance with the terms and conditions of Section 4 of the Employment Agreement.

         2.       (a)      In consideration for the payments and benefits to be
provided to you pursuant to paragraph 1 above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as "RELEASORS"), forever release and discharge the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds (including, without limitation, each of Whitney & Co., L.L.C., Golden Gate Private Equity, Inc., any investment fund managed by either of them and any affiliate of any of the aforementioned persons or entities), and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the "COMPANY ENTITIES") from any and all claims, suits, demands, causes of action, covenants, obligations, debts, costs, expenses, fees and liabilities of any kind whatsoever in law or equity, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected and whether or not concealed or hidden (collectively, the "CLAIMS"), which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter related in any way to your employment by (including, but not limited to, termination thereof) the Company Entities up to and including the date on which you sign this Agreement, except as provided in subsection (c) below.

                  (b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Companies Entities arising out of your employment or termination thereof, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act of 1988, or the Fair Labor Standards Act of 1938, in each case as amended; (ii) any claim under the

California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act, or the California Pregnancy Disability Leave Law;
(iii) any other claim (whether based on federal, state, or local law (statutory or decisional), rule, regulation or ordinance) relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys' fees, costs, disbursements and/or the like.

                  (c) Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of claims: (1) that may arise after the date on which you sign this Agreement; (2) with respect to your right to enforce your rights that survive termination under the Employment Agreement or any other written agreement entered into between you and the Company (including, without limitation, any equity grants or agreements); (3) regarding rights of indemnification, receipt of legal fees and directors and officers liability insurance to which you are entitled under the Employment Agreement, the Company's Certificate of Incorporation or By-laws, pursuant to any separate writing between you and the Company or pursuant to applicable law; (4) relating to any claims for accrued, vested benefits under any employee benefit plan or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law; or (5) as a stockholder or optionholder of the Company.

                  (d) In signing this Agreement, you acknowledge that you intend that this Agreement shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. You expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown, unsuspected or unanticipated Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. You acknowledge and agree that this waiver is an essential and material term of this Agreement, and the Company is entering into this Agreement in reliance on such waiver. You further agree that if you bring your own Claim in which you seek damages against any Company Entity, or if you seek to recover against any Company Entity in any Claim brought by a governmental agency on your behalf, the releases set forth in this Agreement shall serve as a complete defense to such Claims, and you shall reimburse each Company Entity for any attorneys' fees or expenses or other fees and expenses incurred in defending any such Claim; provided, however, if a class action claim or governmental claim is brought on your behalf, your obligations will be limited to (i) opting out of such action or claim at the first available opportunity and (ii) turning over any and all damage awards or other proceeds received in connection therewith to the Company, it being agreed that you shall not be liable to the Company for any attorneys' fees or expenses or other fees or expenses in the case of any such class action claim or governmental claim.

                  (e) Without limiting the generality of the foregoing, you waive all rights under California Civil Code Section 1542, which provides:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM,

         MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         3.       (a)      This Agreement is not intended, and shall not be
construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

                  (b) Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

         4. For two years from and after the date of your employment termination, each of the undersigned agrees not to make any derogatory, negative or disparaging public statement about the other party hereto (or, as applicable, any other Company Entity, or members of your family) or to make any public statement (or any statement likely to become public) that could reasonably be expected to adversely affect or disparage the reputation, or, to the extent applicable, business or goodwill of any of the undersigned (i.e., the Company or any other Company Entity, on the one hand, or you or your family, on the other hand), it being agreed and understood that nothing herein shall prohibit any party (a) from disclosing that you are no longer employed by the Company, (b) from responding truthfully to any governmental investigation or inquiry related thereto, whether by the Securities and Exchange Commission or other governmental entity or any other law, subpoena, court order or other compulsory legal process or any disclosure requirement of the Securities and Exchange Commission, or (c) from making traditional competitive statements in the course of promoting a competing business, so long as any statements made by you described in this clause (c) are not based on confidential information obtained during the course of your employment with the Company.

         5. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

         6. This Agreement shall be construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such State.

         7. You acknowledge that your obligations pursuant to Sections 4, 5, 6 and 7 of the Employment Agreement survive the termination of your employment in accordance with the terms thereof.

         8. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider for at least twenty-one (21) days the terms of this Agreement; (c) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

         9. You understand that you will have at least twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. You may accept this Agreement by signing it and returning it to Parent's General Counsel at the address specified pursuant to
Section 12 of the Employment Agreement on or before _________. After executing this Agreement, you shall have seven (7) days (the "REVOCATION PERIOD") to revoke this Agreement by indicating your desire to do so in writing delivered to the General Counsel at the address above by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign the Agreement (the "AGREEMENT EFFECTIVE DATE"). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payments and benefits provided in paragraph 1 above, shall be deemed automatically null and void.

                                        EXECUTIVE

                                        By: /s/ MICHAEL O. JOHNSON
                                            ----------------------
                                            Michael O. Johnson

                                        HERBALIFE INTERNATIONAL, INC.

                                        By: /s/ BRIAN L. KANE
                                            -----------------

                                        Name: Brian L. Kane

                                        Title: Co-President

                                        HERBALIFE INTERNATIONAL OF AMERICA, INC.

                                        By: /s/ BRIAN L. KANE
                                            -----------------

                                        Name: Brian L. Kane

                                        Title: Co-President